Exhibit 99.1

           Lancaster Colony Reports Second Quarter Sales And Earnings

    COLUMBUS, Ohio, Jan. 29 /PRNewswire/ -- Lancaster Colony Corporation (Nasdaq: LANC) today reported that net income for the company's second fiscal quarter ended December 31, 2003 reached $26,650,000, or $.74 per diluted share, while net sales declined five percent to $291 million versus $308 million in the second quarter last year.
    For the second quarter a year ago, the company earned $51,979,000, or $1.43 per share, which included pretax income of $39.2 million (67 cents per share after taxes) associated with a distribution under the Continued Dumping and Subsidy Offset Act (CDSOA). In contrast, this year's second quarter earnings included pretax income of $2.0 million (three cents per share after taxes) from a CDSOA distribution.
    The latest quarter's results included pretax income of $1.2 million (two cents per share after taxes) related to a bad-debt recovery and pretax income of $1.0 million (two cents per share after taxes) related to the liquidation of LIFO inventories carried at substantially lower prior years' costs. Included in the year-ago quarter's results was LIFO-related pretax income of $2.7 million (five cents per share after taxes) and a pretax charge of $4.9 million (eight cents per share after taxes) attributable to the restructuring of the company's consumer glassware operations.
    For the six months ended December 31, 2003, net income totaled $46,350,000 compared to $72,535,000 earned in the corresponding period a year ago. Diluted earnings per share were $1.29 compared to $1.99 for the first six months last year. Six-month net sales were $558 million compared to $583 million last year.
    The six-month results for both years included the CDSOA income and other pretax income items that affected second quarter results. In the first half this year, the LIFO-related pretax income amounted to $2.6 million (five cents per share after taxes) compared with $2.7 million (five cents per share after taxes) a year ago.
    John B. Gerlach, Jr., chairman and CEO of Lancaster Colony Corporation, said, "Stronger December volume versus a year ago could not offset the generally weak retail environment, leaving quarterly results somewhat below our initial expectations. Our results were also adversely affected by higher material costs, especially for food commodities."
    Specialty Foods net sales during the second quarter totaled $164 million, essentially flat with the prior year's total. Segment operating income declined nine percent. Mr. Gerlach noted, "Foodservice sales increased slightly for the quarter, although retail demand for sauces and dressings was adversely affected by a lackluster market with more competitive conditions. Increased ingredient costs for dairy-related items and soybean oil hampered profitability. Soybean oil alone had a year-over-year adverse impact in excess of $1.9 million in the second quarter." Operating results for the quarter were minimally influenced by the December 2003 acquisition of Warren Frozen Foods, Inc. Incremental sales attributable to this transaction were less than $1 million. Mr. Gerlach added, "Our initial work with the Warren staff and operations confirms our earlier enthusiasm for this acquisition."
    Glassware and Candles net sales totaled $73 million in the second quarter, an 11 percent decline from the year-ago quarter. Operating income was impacted by the LIFO-related income, the bad-debt recovery and the prior year restructuring charge. Mr. Gerlach said, "While we were somewhat encouraged by a year-over-year improvement in sales volumes toward the end of the quarter, many of the retail markets for our products remain challenged by soft demand and competitive pressures. The lower demand continues to unfavorably affect overhead absorption."
    Automotive segment sales during the quarter totaled $55 million, an 11 percent decline from the prior year's total. Operating income declined 16 percent to $3.8 million. Mr. Gerlach observed, "The top-line decline was primarily attributable to aluminum operations where the volume lost on one OEM program was not fully offset by other gains. In addition to the lower volumes and very competitive market conditions, higher material costs in our floor mat operations hampered margins."
    Looking forward, Mr. Gerlach stated, "We remain focused on improving product offerings and further lowering production costs. Recent or upcoming new product introductions include Marzetti brand one-carb pourable salad dressings and New York brand six-carb Texas Garlic Toast. Over the next few months, our challenges include less than robust market conditions, low-volume production inefficiencies and higher material costs, especially for soybean oil, which recently hit a ten-year high. However, our strong balance sheet with no debt leaves us well-positioned to face these hurdles."
    The company's second quarter conference call is scheduled for this morning, January 29, at 10:00 a.m. ET. You may access the call through a live webcast by using the link provided on the company's Internet home page at www.lancastercolony.com. The webcast will be archived and available on the company's website.

    This news release contains forward-looking statements related to future growth and earnings opportunities. Such statements are based upon certain assumptions and assessments made by management of the company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors it believes to be appropriate. Actual results may differ as a result of factors over which the company may have no, or limited, control including the strength of the economy, slower than anticipated sales growth, the extent of operational efficiencies achieved, the success of new product introductions, price and product competition, and increases in raw materials costs. Management believes these forward-looking statements to be reasonable; however, undue reliance should not be placed on such statements, which are based on current expectations. The company undertakes no obligation to publicly update such forward-looking statements. More detailed statements regarding significant events which could affect the company's financial results are included in the company's Forms 10-K and 10-Q filed with the Securities and Exchange Commission.

                         LANCASTER COLONY CORPORATION
                CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
                   (In thousands except per-share amounts)

                           Three Months Ended           Six Months Ended
                               December 31,                December 31,
                            2003          2002          2003         2002

    Net sales            $ 291,196    $ 307,669    $ 557,848    $ 583,490
    Cost of sales          226,145      233,437      436,990      451,572

    Gross margin            65,051       74,232      120,858      131,918
    Selling, general
     & administrative
     expenses               24,903       26,236       49,072       51,122
    Restructuring and
     impairment charge          --        4,945           --        4,945
    Operating income        40,148       43,051       71,786       75,851
    Interest income
     and other - net         2,480       40,057        2,826       40,454

    Income before income
     taxes                  42,628       83,108       74,612      116,305
    Taxes based on income   15,978       31,129       28,262       43,770
    Net income             $26,650      $51,979      $46,350      $72,535


    Net income per
     common share:(a)
       Basic                  $.75        $1.43        $1.30        $1.99
       Diluted                $.74        $1.43        $1.29        $1.99

    Cash dividends per
     common share             $.23         $.20         $.43         $.38

    Weighted average
     common shares
     outstanding:
       Basic                35,719       36,354       35,741       36,458
       Diluted              35,798       36,406       35,815       36,517

    (a) Based on the weighted average number of shares outstanding during each period.


                         LANCASTER COLONY CORPORATION
                   BUSINESS SEGMENT INFORMATION (Unaudited)
                                (In thousands)

                           Three Months Ended           Six Months Ended
                               December 31,                December 31,
                             2003        2002          2003         2002

    NET SALES
      Specialty Foods    $ 163,888    $ 164,316    $ 318,705    $ 311,949
      Glassware and
       Candles              72,709       81,753      128,835      149,963
      Automotive            54,599       61,600      110,308      121,578

                         $ 291,196    $ 307,669    $ 557,848    $ 583,490


    OPERATING INCOME
      Specialty Foods      $31,096      $34,296      $57,409      $60,572
      Glassware and
       Candles               6,764        5,896        9,870        9,973
      Automotive             3,804        4,541        7,455        8,444
      Corporate expenses   (1,516)      (1,682)      (2,948)      (3,138)

                           $40,148      $43,051      $71,786      $75,851


                         LANCASTER COLONY CORPORATION
                    CONDENSED CONSOLIDATED BALANCE SHEETS
                                (In thousands)

                                                   December 31,   June 30,
                                                       2003         2003
                                                   (Unaudited)
    ASSETS
    Current assets:
      Cash and equivalents                          $ 152,505    $ 142,847
      Receivables - net of allowance for doubtful
       accounts                                       106,288       88,583
      Total inventories                               150,674      159,412
      Deferred income taxes and other current assets   26,780       23,543
        Total current assets                          436,247      414,385
      Net property, plant and equipment               167,557      161,111
      Other assets                                    101,210       92,220
        Total assets                                $ 705,014    $ 667,716


    LIABILITIES AND SHAREHOLDERS' EQUITY
    Current liabilities:
      Accounts payable                              $  41,410    $  41,983
      Accrued liabilities                              50,175       42,940
        Total current liabilities                      91,585       84,923
    Other noncurrent liabilities and deferred
     income taxes                                      37,044       35,128
    Shareholders' equity                              576,385      547,665
       Total liabilities and shareholders' equity   $ 705,014    $ 667,716


SUBJECT TO YEAR-END AUDIT.

SOURCE  Lancaster Colony Corporation
    -0-                             01/29/2004
    /CONTACT: John B. Gerlach, Jr., Chairman and CEO, or John L. Boylan, Vice President, Treasurer and CFO, both of Lancaster Colony Corporation, +1-614-224-7141; or Investor Relations Consultants, +1-727-781-5577, or
lanc@mindspring.com, for Lancaster Colony/
    /Website:  http://www.lancastercolony.com /
    (LANC)

CO:  Lancaster Colony Corporation
ST:  Ohio
IN:  FOD HOU AUT
SU:  ERN CCA